EXHIBIT 10.2

AMENDMENT TO THE MANAGEMENT TRANSITION PLAN

This Amendment (the “Amendment”) to the Avigen, Inc. Management Transition Plan (the “Plan”) is effective as of November 9, 2009,

     WHEREAS, Section 11 of the Plan provides that the Company may amend the Plan and any Management Transition Plan Eligibility Notice at any time (subject to approval by certain Plan participants if such amendment or termination reduces Plan benefits of any Plan participant); and

     WHEREAS, the Company, acting through its Board of Directors, deems it advisable to amend the Plan and each Management Transition Plan Eligibility Notice of each Plan participant, as set forth herein (such Amendment not having the effect of reducing Plan benefits of any Plan participant).

NOW, THEREFORE, Section 11 of the Plan is hereby amended to add the following sentence to the end thereof:

“In accordance with Section 1.409A-3(j)(ix)(B) of the Treasury Regulations, the Plan and each Management Transition Plan Eligibility Notice thereunder shall terminate upon the effective date of a Change in Control that constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations, with the result that (i) any Participant who, coincident with or prior to such Plan termination, has experienced an Involuntary Termination or a Constructive Termination shall receive an accelerated lump sum payment, within thirty (30) days following such Plan termination, of all salary continuation payments to which he or she may be entitled at that time or in the future, subject, however, to satisfying the requirements of any Delayed Payment Date pursuant to Section 12; (ii) any Participant who has not experienced an Involuntary Termination or a Constructive Termination coincident with or prior to such Plan termination shall receive an accelerated lump sum payment, within thirty (30) days following such Plan termination, of all salary continuation payments to which he or she would have become entitled if such a termination of employment had then occurred, without delay on account of Section 12; and (iii) health benefits pursuant to Section 4 shall be provided to Participants described in (i) and (ii) above upon their eligibility to elect COBRA continuation coverage.”